UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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INTL FCStone Inc.
(Name of Registrant as Specified in Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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INTL FCSTONE INC.

708 Third Avenue
Suite 1500
New York, New York 10017

January 16, 2015
Dear Shareholders:
You are cordially invited to attend the annual meeting of shareholders of INTL FCStone Inc. to be held on the 6th Floor of 1221 Brickell Avenue, Miami, Florida on Thursday, February 26, 2015 at 10:00 a.m. (Eastern Standard Time). At the meeting, shareholders will be asked to vote on the election of nine Directors; the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company's 2015 fiscal year; and to transact such other business as may properly come before the meeting.
Again this year we are using the "Notice and Access" method of providing proxy materials to you via the Internet. This process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials. On or about January 16, 2015, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2014 Annual Report online and how to vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2014 Annual Report.
The Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter provide detailed information concerning the matters to be considered at the meeting.
Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the annual meeting. Thank you for your continued support of INTL FCStone Inc.
Sincerely,
John Radziwill
Chairman

Notice of Annual Meeting of Shareholders
Thursday, February 26, 2015
10:00 a.m. Eastern Standard Time
6th Floor of 1221 Brickell Avenue, Miami, Florida
TO THE SHAREHOLDERS OF INTL FCSTONE INC.
The annual meeting of the shareholders of INTL FCStone Inc., a Delaware corporation (the "Company" or “INTL FCStone”), will be held on Thursday, February 26, 2015, at 10:00 a.m. Eastern Standard Time on the 6th Floor of 1221 Brickell Avenue, Miami, Florida, for the following purposes:

1.	To elect nine Directors;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2015 fiscal year; and

3.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on January 2, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.
Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about January 16, 2015, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the Proxy Materials on a website referenced in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the Proxy Statement, our 2014 Annual Report, and a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.
Even if you plan to attend the annual meeting in person, we request that you vote by one of the methods described in the proxy notification and thus ensure that your shares will be represented at the annual meeting if you are unable to attend.
If you fail to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.
January 16, 2015
New York, New York
By order of the Board of Directors,
SEAN M. O'CONNOR
Chief Executive Officer

INTL FCSTONE INC.
PROXY STATEMENT
2015 Annual Meeting of Shareholders
GENERAL
The proxy is solicited on behalf of the Board of Directors of INTL FCStone Inc., a Delaware corporation (the "Company"), for use at the annual meeting of shareholders to be held on Thursday, February 26, 2015, at 10:00 a.m. (Eastern Standard Time), or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held on the 6th Floor of 1221 Brickell Avenue, Miami, Florida. The Company intends to mail its Notice of Internet Availability of Proxy Materials and provide access to a website as referenced within its Notice of Internet Availability on or about January 16, 2015 to all shareholders entitled to vote at the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and where will the annual meeting take place?
The annual meeting will be held on February 26, 2015 at 10:00 a.m. (Eastern Standard Time), on the 6th Floor of 1221 Brickell Avenue, Miami, Florida.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?
The "Notice and Access" rules of the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this proxy statement and our Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will receive a Notice of Internet Availability of Proxy Materials (the "Notice") and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about January 16, 2015. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.
Why did I receive this proxy statement?
You received this proxy statement because you held shares of the Company's common stock on January 2, 2015 (the "Record Date") and are entitled to vote at the annual meeting. The Board of Directors is soliciting your proxy to vote at the meeting.
What am I voting on?
You are being asked to vote on two items:

1.	The election of nine Directors (see page 7); and

2.	The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2015 fiscal year (see page 24).
How do I vote?
Shareholders of Record

If you are a shareholder of record, there are four ways to vote:

•	By toll free telephone at 1-800-652-8683.

•	By internet at www.envisionreports.com/INTL

•	If you request printed copies of the proxy materials, you may vote by proxy by completing and returning your proxy card in the postage-paid envelope provided by the Company; or

•	By voting in person at the meeting.
Street Name Holders
Shares which are held in a brokerage account in the name of the broker are said to be held in "street name."
If your shares are held in street name, you should follow the voting instructions provided by your broker. If you requested printed copies of the proxy materials, you may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or Internet. Check your notice from your broker for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.
Regardless of how your shares are registered, if you request printed copies of the proxy materials, complete and properly sign the accompanying proxy card and return it to the address indicated, it will be voted as you direct.
What is the deadline for voting via Internet or telephone?
Internet and telephone voting is available through 11:59 p.m. (Central Standard Time) on Wednesday, February 25, 2015 (the day before the annual meeting).
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote in the following manner:

1.	FOR each of the persons nominated by the Board of Directors to serve as Directors; and

2.	FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2015 fiscal year.
Unless you give contrary instructions in your proxy, the persons named as proxies will vote your shares in accordance with the recommendations of the Board of Directors.
Will any other matters be voted on?
We do not know of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your proxy would authorize the Chairman and the Chief Executive Officer of the Company to vote on such matters in their discretion.
Who is entitled to vote at the meeting?
Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponement or adjournment of the meeting.
How many votes do I have?
You will have one vote for each share of the Company's common stock that you owned on the Record Date.
How many votes can be cast by all shareholders?
The Company had 18,980,026 outstanding shares of common stock on the Record Date. Each of these shares is entitled to one vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
The holders of a majority of the Company's common stock outstanding on the Record Date must be present at the meeting in person or by proxy to fulfill the quorum requirement necessary to hold the meeting. This means at least 9,490,014 shares must be present in person or by proxy.

If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will also be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
What vote is required to approve each proposal?
For the election of Directors (Proposal No. 1), the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. A proxy that has properly withheld authority with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
For the ratification of the appointment of KPMG LLP (Proposal No.2), the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. An abstention with respect to this proposal will be counted for the purposes of determining the number of shares entitled to vote that are present in person or by proxy. Accordingly, an abstention will have the effect of a negative vote.
Can I change my vote?
Yes. If you are stockholder of record, you may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting, and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.
Who may attend the annual meeting?
Any person who was a shareholder of the Company on January 2, 2015 may attend the meeting. If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement so that we can verify your ownership of our stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
What happens if I sign and return the proxy card but do not indicate how to vote on an issue?
If you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	FOR each of the nominees for Director named in this proxy statement; and

•	FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the 2015 fiscal year.
Who can help answer my questions?
If you are an INTL FCStone Inc. shareholder, and would like additional copies, without charge, of this proxy statement or if you have questions about the annual meeting, including the procedures for voting your shares, you should contact:
David Bolte
Corporate Secretary
1251 NW Briarcliff Parkway, Suite 800
Kansas City, Missouri 64116
(515) 223-3797

PROPOSAL 1 - ELECTION OF DIRECTORS
The restated certificate of incorporation of the Company provides that the Company will have a Board of Directors consisting of nine members commencing at the 2013 annual meeting of shareholders, and further provides that the number of Directors may thereafter be increased or decreased by resolution of the Board of Directors.
The Nominating & Governance Committee of the Company has nominated and the Board of Directors has approved the nominations of nine persons to serve as Directors until the 2016 annual meeting, or until each Director's successor is elected and qualified, or until the death or resignation of a Director. Each of the nominees has agreed to serve if elected.

The nominees are as follows:

Name of Nominee	Age	Director Since

Paul G. Anderson	62	2009
Scott J. Branch	52	2002
John Fowler	65	2005
Edward J. Grzybowski	61	2014
Daryl K. Henze	72	2009
Bruce Krehbiel	61	2009
Sean M. O'Connor	52	2002
Eric Parthemore	65	2009
John Radziwill	67	2002
The background of each nominee for Director is as follows:
Paul G. Anderson was elected as a Director of the Company on October 1, 2009, following the merger with FCStone Group, Inc. ("FCStone"), and was appointed President of the Company on October 5, 2009. Mr. Anderson retired as President of the Company on October 1, 2012 and served as a consultant to the Company during fiscal year 2013. Mr. Anderson had been employed by FCStone since 1987 and had served as its President and Chief Executive Officer since 1999. He also served as a Director of FCStone from 2006 until the merger with the Company. Mr. Anderson is the past President of the Kansas Cooperative Council and past founding Chairman of the Arthur Capper Cooperative Center at Kansas State University. Mr. Anderson is a member of the National Council of Farmer Cooperatives, the National Feed and Grain Association and several other state associations.
The Board believes that Mr. Anderson's strong leadership skills and knowledge of the Company, in particular with respect to the products and services provided by the various FCStone segments, is valuable to the Board. In addition to his other skills and qualifications, Mr. Anderson's former position as President serves as a valuable link between the management, operations and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy, along with an unequaled knowledge of the core risk management services provided to a significant portion of the Company's customer base.
Scott J. Branch was appointed the President of the Company in May 2013. Prior to that he served as Chief Operating Officer of the Company following the merger with FCStone in October 2009. From 2002 until October 2009, he served as President of the Company. He was elected to the Board of Directors in December 2002. Mr. Branch was General Manager of Standard Bank London, Ltd. from 1995 until 2002. During this period, he also served in other capacities for Standard Bank, including management of its banking and securities activities in the Eastern Mediterranean Region and management of its forfaiting and syndications group.
The Board believes that Mr. Branch's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. Branch made a significant equity investment in the Company and since that time has been instrumental in guiding the Company's successful strategy and growth. In addition to his other skills and qualifications, Mr. Branch's position as President serves as a valuable link between the management and operations of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business and strategy.
John M. Fowler was elected as a Director of the Company in 2005. Mr. Fowler, an attorney by training, has been a private investor since 1998 and currently serves as a private financial consultant and adviser. From 1996 to 1998, Mr. Fowler was the Chief Financial Officer, Executive Vice President and Director of Moneygram Payment Systems, Inc. He also served as an Executive Vice President of the Travelers Group, Inc. (now Citigroup, Inc.) from 1986 to 1994. Mr. Fowler has served as General Counsel of the U.S. Department of Transportation, as a Director of Amtrak, as Chairman and Chief Executive Officer of Gulf Insurance Co., as a Director of Transatlantic Re (a reinsurance company), and as a Director of and Chairman of the Compensation Committee of Air Express International.
Mr. Fowler brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, legal and executive compensation. His previous positions also afford him a wealth of experience in the operation and management of a public company in the financial services sector, as well as substantial experience in regulatory affairs and governmental relations.

Edward J. Grzybowski was elected as a Director of the Company on August 8, 2014. Mr. Grzybowski served as Chief Investment Officer of TIAA-CREF from March 2006 to March 2012, where he was responsible for setting investment strategy. He also served as Chairman of the Investment Management Committee of TIAA, the Investment Management Committee of CREF, was a voting member of the Asset Liability Committee of TIAA and the Risk Management Committee of TIAA, and served as a board member of the affiliated brokerage company. Mr. Grzybowski also serves on the Board of Directors of Financial Guaranty Insurance Company, where he is chairman of the Investment Committee.
Mr. Grzybowski brings to the Board, among other skills and qualifications, significant investment experience in fixed income assets, equities and derivatives, along with significant experience and knowledge in the areas of strategic planning and agribusiness. Mr. Grzybowski also collaborated with the TIAA-CREF risk department in setting risk parameters for the various asset classes as well as companies and subsidiaries, and interfaced with representatives from assorted financial regulators. In addition, his previous positions afford him a unique insight into the institutional analysis of a public company in the financial services sector such as INTL FCStone Inc.
Daryl Henze was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. From November 2006 until the merger, he served as a Director of FCStone. He also served as the chairman of the audit committee of FCStone. Mr. Henze is a consultant in the area of finance and accounting. He spent 36 years with the accounting firm KPMG LLP before his retirement in 2001, including 28 years as an audit partner. Mr. Henze serves on the Board of Directors of Wellmark, Inc. and is Lead Director, Chairman of its Audit Committee, Chairman of its Governance Committee, and a member of its Human Resources and Finance Committees. Mr. Henze also serves on the Boards of two private companies. He is a former president of the Minnesota State University-Mankato Alumni Association, on the Board of Directors of the Minnesota State University-Mankato Foundation and Chairman of its Audit Committee, and is on the Iowa State University Foundation Board of Governors and a member of its Audit Committee. He is a past president of the Iowa Society of Certified Public Accountants and served on the Iowa Accountancy Examining Board for nine years.
Mr. Henze brings to the Board, among other skills and qualifications, significant knowledge in the areas of finance, accounting, internal audit and Sarbanes-Oxley compliance. In addition, as a Board member of Wellmark, Inc., Mr. Henze is able to provide knowledge and insight into the insurance and employee benefits industry at a time when the Company's employee benefit costs are anticipated to be impacted by new health care and insurance requirements.
Bruce Krehbiel was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. From 1988 until the merger, he served as a Director of FCStone, including service as its Chairman and a member of its Board's Executive Committee. Mr. Krehbiel is the manager of Kanza Cooperative Association in Iuka, Kansas, and has worked for Kanza Cooperative Association since 1986. Mr. Krehbiel has held Director positions on the boards of the Midwest Chapter of the National Society of Accountants for Cooperatives, CenKan, LLC, and Agri-Business Benefit Group.
Mr. Krehbiel brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of accounting, risk management similar to a significant portion of the Company's existing customer base, and services sought by that customer base. In addition, as the former Chairman of the Board of FCStone, Mr. Krehbiel is able to provide knowledge, guidance and insight into the continuing integration of the multiple operations comprising the Company.
Sean M. O'Connor joined the Company in October 2002 as Chief Executive Officer. In December 2002, he was elected to the Board of Directors. From 1994 until 2002, Mr. O'Connor was Chief Executive Officer of Standard New York Securities, a division of Standard Bank. From 1999 until 2002, Mr. O'Connor also served as Executive Director of Standard Bank London, Ltd., a United Kingdom bank and subsidiary of the Standard Bank of South Africa.
The Board believes that Mr. O'Connor's strong leadership skills, extensive financial experience, and knowledge of the Company, its products and services is valuable to the Board. In 2002, Mr. O'Connor made a significant equity investment in the Company and since that time has led the Company and guided its successful strategy and growth. In addition to his other skills and qualifications, Mr. O'Connor's position as Chief Executive Officer serves as a valuable link between the management and vision of the Company and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management's perspective on business, strategy and opportunities.
Eric Parthemore was elected as a Director of the Company on October 1, 2009, following the merger with FCStone. He had previously served as a Director of FCStone since 1996, as Vice Chairman of FCStone since January 2007, and as a member of its Board's Executive Committee. He served as the Secretary and Treasurer of FCStone until January 2007. Mr. Parthemore is the President and Chief Executive Officer of Heritage Cooperative, Inc. in West Mansfield, Ohio. He has held that position since September 2009 and had served in the same capacity with its predecessor company since 1996. Mr. Parthemore was appointed in January 2004 to serve on the Ohio Agricultural Commodity Advisory Commission by the Secretary of Agriculture in the State of Ohio. In 2009 Mr. Parthemore was selected to serve on the National Grain Car Council of the Surface Transportation Board, an agency of the US Department of Transportation.

Mr. Parthemore brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of risk management similar to a significant portion of the Company's existing customer base, and services sought by that customer base. In addition, as the CEO of a large grain and supply cooperative involved in multiple mergers with similar organizations, Mr. Parthemore is able to provide knowledge, guidance and insight into successfully integrating the operations of multiple organizations at a time when the Company is also in the process of integrating multiple organizations.
John Radziwill was elected as a Director of the Company in 2002 and serves as Chairman of the Board. Mr. Radziwill is currently a Director of Goldcrown Group Limited, Oryx International Growth Fund Limited, Fifth Street Capital (BVI), PingTone Communications, Inc., and Vendor Safe Technologies Inc. In the past five years, he has also served as a Director of Baltimore Capital Plc, Lionheart Group, Inc., USA Micro Cap Value Co. Ltd, Acquisitor Plc and Acquisitor Holdings (Bermuda) Ltd. Mr. Radziwill is a member of the Bar of England and Wales.
Mr. Radziwill brings to the Board, among other skills and qualifications, significant management experience and knowledge in the areas of finance, accounting, and institutional investing, in particular in the small capitalization sector. In 2002, Mr. Radziwill, together with Mr. O'Connor and Mr. Branch, made a significant equity investment in the Company and, as an independent Director of the Company, has been closely involved in its development and growth. In addition, his background and current positions afford him the ability to bring an international perspective to the Board. This insight will be increasingly valuable as the Company continues to expand its international operations.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Company's Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, the Board of Directors provides advice and counsel to, and ultimately monitors the performance of, the Company's senior management.
There are four standing committees of the Board of Directors-the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Risk Committee. Committee assignments are re-evaluated annually and approved during the Board meeting that follows the annual meeting of shareholders. The Board of Directors has adopted charters for all of its standing Committees. Copies of these charters can be found on the Company's website at www.intlfcstone.com.
During the fiscal year ended September 30, 2014, the Board of Directors held four meetings. Each Director attended at least 75% of the total number of regular meetings of the Board. In addition, each Director attended at least 75% of the Board committee meetings of which he was a member in 2014.
The Company has adopted a formal policy regarding attendance by members of the Board of Directors at the Company's annual meeting of shareholders and at scheduled meetings of the Board of Directors. This policy is as follows:
Attendance of Directors at Meetings
The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. Meetings of the Board may be held telephonically. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties.
Directors are also expected to attend the annual meeting of shareholders. The Board believes that Director attendance at shareholder meetings is appropriate and can assist Directors in carrying out their duties. When Directors attend shareholder meetings, they are able to hear directly shareholder concerns regarding the Company. It is understood that special circumstances may occasionally prevent a Director from attending a meeting.
All of the Company's current Directors attended the 2014 annual meeting of the shareholders on February 27, 2014.
Audit Committee
The Audit Committee meets at least quarterly with the Company's management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select and engage the independent accountants, assess the adequacy of the Company's staff, management performance and procedures in connection with financial controls and receive and consider the accountants' comments on the Company's internal controls. The members of the Audit Committee during the 2014 fiscal year were: Daryl Henze (Chairman), Bruce Krehbiel and John Radziwill. The Audit Committee met eight times during the 2014 fiscal year.

The Board has determined that at least one member of the Audit Committee who served during the Company's 2014 fiscal year, namely the Chairman of the Committee, Mr. Henze, is an "audit committee financial expert" within the meaning of Item 407(d)(5) of SEC Regulation S-K.
Compensation Committee
The Compensation Committee makes determinations concerning salaries and incentive compensation and otherwise determines compensation levels for the Company's executive officers and other key employees and performs such other functions regarding compensation as the Board may delegate. The members of the Compensation Committee during the 2014 fiscal year were: John M. Fowler (Chairman), John Radziwill and Eric Parthemore. The Compensation Committee met six times during the 2014 fiscal year.
Risk Committee
The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with Management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Global Head of Risk and the Risk department. Management and the Global Head of Risk reports regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Risk Committee reviews the Company's most significant risks and whether Management, including the risk department of the Company, is responding consistently within the Company's overall risk management and mitigation strategy. The members of the Risk Committee during the 2014 fiscal year were: Bruce Krehbiel (Chairman), Daryl Henze and John Fowler. Edward Grzybowski was appointed to the Risk Committee upon his election to the Board. The Risk Committee met five times during the 2014 fiscal year.
Nominating & Governance Committee
The Nominating & Governance Committee reviews and evaluates the effectiveness of the Company's executive development and succession planning processes, and also provides active leadership and oversight of these processes. Additionally, the Nominating & Governance Committee evaluates and recommends nominees for membership on the Company's Board of Directors and its committees and develops and recommends to the Board a set of effective corporate governance policies and procedures.
The members of the Nominating & Governance Committee during the 2014 fiscal year were: Eric Parthemore (Chairman), John M. Fowler and Bruce Krehbiel. The Committee met five times during the 2014 fiscal year.
In September 2005, the Board of Directors adopted a formal policy concerning shareholder recommendations for candidates as nominees to the Board of Directors. The policy has been incorporated into the charter of the Nominating & Governance Committee which is posted on the Company's website. The policy is as follows:
The Nominating & Governance Committee is charged with recommending to the entire board a slate of Director nominees for election at each annual meeting of the shareholders. Candidates for Director nominees are selected for their character, judgment and business experience.
The Committee will consider recommendations from the Company's shareholders when establishing the slate of Director nominees to be submitted to the entire board. Such recommendations will be evaluated by the Committee using the same process and criteria that are used for recommendations received from Directors and executive officers. The Committee will consider issues of diversity, experience, skills, familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors. The Committee will make these determinations in the context of the perceived needs of the Company at the time.
Procedures by which Shareholders may submit Nominees for Director
For a shareholder to recommend a Director nominee to the Committee, the shareholder should send the recommendation to the Chairman of the Nominating & Governance Committee, c/o Corporate Secretary, INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. The recommendation should include (a) the name, address and telephone number of the potential nominee; (b) a statement regarding the potential nominee's background, experience, expertise and qualifications; (c) a signed statement from the potential nominee confirming his or her willingness and ability to serve as a Director and abide by the corporate governance policies of the Company (including its Code of Ethics) and his or her availability for a personal interview with the Committee; and (d) evidence establishing that the person making the recommendation is a shareholder of the Company.
Recommendations which comply with the foregoing procedures and which are received by the Corporate Secretary before September 1 in any year will be forwarded to the Chairman of the Nominating & Governance Committee for review and consideration by the Committee for inclusion in the slate of Director nominees to be recommended to the entire Board for presentation at the annual meeting of shareholders in the following year. In evaluating Director nominees, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of the Company's Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its Directors;

•
the knowledge, skills and experience of nominees, including experience in commodities and securities markets, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh and diverse perspectives provided by new members.
The Nominating & Governance Committee's goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
Other than the foregoing, there are no stated minimum criteria for Director nominees, although the Nominating & Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating & Governance Committee also believes that it is appropriate for certain key members of the Company's management to serve as Directors.
The Nominating & Governance Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating & Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating & Governance Committee. Research may also be performed to identify qualified individuals. In consideration of the growth of the Company and the expanded international scope of the Company, it is anticipated the Company will strive to increase the diversity on the Board of Directors in the future. To date, the Company has not engaged third parties to identify or evaluate potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.
Shareholder Communications with Non-Management Members of the Board
The Company has adopted a formal process for shareholder communications with the independent members of the Board. The policy, which is available on the Company's website, www.intlfcstone.com, is as follows:
Interested parties are invited to communicate with the non-management members of the Board by sending correspondence to the non-management members of the Board of Directors, c/o Corporate Secretary, INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116 or via e-mail to board@intlfcstone.com.
The Corporate Secretary will review all such correspondence and forward to the non-management members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deals with the functions of the Board or committees thereof or that otherwise is determined to require attention of the non-management Directors. Non-management Directors may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.
Board Leadership
A substantial majority of the members of the Board of Directors (six of nine) are independent Directors. The four Board committees - Audit, Nominating and Governance, Compensation and Risk - are comprised solely of and chaired by independent Directors; and at each regularly scheduled Board meeting, the non-management Directors meet in executive session without management Directors. The position of Chairman of the Board is separated from Chief Executive Officer, and the Chairman of the Board position is held by an independent Director.
Board's Role of Risk Oversight

The Risk Committee meets at least quarterly to oversee the Company's risk management processes. This includes working with management to determine and assess the Company's philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk under the direction of the Global Head of Risk and the Risk department. Management and the Global Head of Risk reports regularly to the Risk Committee on current and emerging risks and the Company's approach to avoiding and mitigating risk exposure. The Risk Committee reviews the Company's most significant risks and whether management, including the risk department of the Company, is responding consistently within the Company's overall risk management and mitigation strategy.
The Compensation Committee of the Board monitors the compensation programs of the Company, including reviewing the relationship between the Company's risk management policies and practices and compensation arrangements. Credit losses and trading losses are considered in the calculation of variable compensation of executives and Company revenue producers, and negative balances in one period are carried forward to succeeding periods. The Company periodically changes or adapts its compensation policies to address the specific risk profile of each business unit.
Board and Committee Evaluation
The Nominating & Governance Committee annually reviews and evaluates the performance of the Board of Directors. The Committee surveys all Board members on multiple subject areas, and the survey results are used to evaluate the Board's contribution as a whole and its effectiveness with respect to particular subject areas. Particular attention is given to subject areas which the Committee or Board believes for any reason warrant further attention. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board.
In addition, each committee conducts an annual self-evaluation through the use of a survey completed by the members of each committee. The committee self-evaluations review whether and how well each committee has performed the responsibilities in its charter, whether there are sufficient meetings covering the necessary topics, whether the meeting materials are effective, and other matters. As with the Board evaluation, particular attention is given to subject areas which the particular committee or Board believes for any reason warrant further attention.
Director Education
Continuing director education is provided in conjunction with regular Board meetings and focuses on topics necessary to enable the Board to effectively evaluate issues before the Board. The education takes the form of management and key staff presentations covering timely subjects and topics, along with in-depth reviews of key business units and geographic regions serviced by the Company and its subsidiaries. This education included a session during FY14 on the Company's cyber-security and cyber-risk program.

BOARD MEMBER INDEPENDENCE
The Board of Directors annually determines the independence of Directors based upon a review conducted by the Nominating & Governance Committee and the Board. No Director is considered independent if he is an executive officer or employee of the Company or has a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.
The Board of Directors has determined that, in its judgment as of the date of this Proxy Statement, each of the Company's Directors, other than Sean O'Connor, Scott Branch and Paul Anderson, is an independent Director within the meaning of Rule 5600 of the NASDAQ Stock Exchange. Accordingly, all of the members of the Audit, Compensation and Nominating & Governance Committees are independent within the meaning of NASDAQ Rule 5600.

EXECUTIVE COMPENSATION -
COMPENSATION DISCUSSION AND ANALYSIS
This section contains a discussion of the Company's executive compensation program, including the objectives of the program, the policies underlying the program, the types of compensation provided by the program, and how the Company determined the compensation paid to each named executive officer.
Background
The Company's Compensation Committee has primary responsibility for the design and implementation of the Company's executive compensation program. The Committee directly determines the compensation for the Company's principal executive officers. The Committee receives recommendations from the Chief Executive Officer regarding the compensation of the President, the Chief Financial Officer, certain executive officers of the Company, certain executive officers of major subsidiaries, and supervises and reviews the compensation for the Company's other executive officers. The salaries for those officers are currently determined by one or more of the Company's principal executive officers. To date, the Compensation Committee has not utilized the services of any compensation consultants, but is evaluating whether it should utilize consultants in the future.
The Compensation Committee has considered the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act in determining the Company's compensation policies and decisions. In this regard, at the Company's 2014 annual meeting, the shareholders voted on a non-binding resolution to approve the compensation awarded by the Company to the Company's named executive officers ("say-on-pay") as described in the Compensation Discussion & Analysis ("CD&A"), tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2014 annual meeting. At the 2014 annual meeting, approximately 93% of the votes on the say on pay proposal were voted in favor of the proposal. Based on this result, the Compensation Committee has concluded that the Company's shareholders generally support the principal elements of the compensation program adopted by the Compensation Committee. The Committee has relied in part on that conclusion in continuing the principal elements of the compensation program in 2014.
At the 2011 annual meeting, the shareholders voted on a non-binding resolution to determine whether the advisory shareholder vote on say-on-pay should occur every one, two or three years ("say-on-frequency"). Approximately 74% of the votes on the say-on-frequency proposal voted in favor of a vote every three years. Based upon the results of the say-on-pay frequency vote, the Board determined to hold the say-on-pay vote every three years.
For the 2014 fiscal year, the five named executive officers were Sean M. O'Connor, who served as the Chief Executive Officer, Scott J. Branch, who served as the President, William J. Dunaway, who served as the Chief Financial Officer, Philip Smith, Chief Executive Officer of INTL FCStone Ltd and Charles Lyon, Chief Executive Officer of INTL FCStone Securities Inc..
The Company designed its executive compensation program to reflect its vital need to attract and retain executives with specific skills and experience in the various businesses operated by the Company. In this regard, the success of these businesses is directly dependent on the ability of the Company's executives to generate operating income with an appropriate level of risk. The Company competes with larger and better capitalized companies for individuals with the required skills and experience. As a result, the Company must have a compensation program which provides its executives with a competitive level of compensation relative to the compensation available from the Company's competitors.
The Company also designed its executive compensation program to reward executives based on their contribution to the Company's success. The Compensation Committee believes that a compensation program which relies heavily on performance-based compensation will both maximize the efforts of the Company's executives and align the interests of executives with those of shareholders. This form of compensation also allows the Company to compete for talented individuals since it is common in the financial services industry.
Objectives of the Company's Executive Compensation Program
The Company's executive compensation program is designed to meet three principal objectives:
•to provide competitive levels of compensation to attract and retain talented executives,
•to provide compensation which reflects the contribution made by each executive to the Company's success, and
•to encourage long-term service to the Company by awarding equity-based compensation.
Attract and Retain Talented Employees
The Company's success depends on the leadership of senior executives and the skills and experience of its other executives. In order to attract and retain highly capable individuals, the Company needs to ensure that the Company's compensation program provides competitive levels of compensation. Therefore, the Compensation Committee seeks to provide executives with compensation that is similar to the compensation paid by other financial services firms.
Provide Compensation Based on Performance
The Company believes that its continued success requires it to reward individuals based upon their contribution to the Company's success. Accordingly, a substantial portion of each executive's compensation is in the form of bonuses, which are based on both objective and subjective criteria.
Encourage Long-Term Service through Equity Awards
The Company seeks to encourage long-term service by making equity awards to the Company's executives. In the case of the principal executive officers, the Compensation Committee has elected to award a portion of the executive's bonus in the form of restricted stock. In the case of other executives, the Compensation Committee offers the executives the right to receive a portion of their bonuses in the form of restricted stock.
What the Executive Compensation Program is Designed to Reward
By linking compensation opportunities to performance of the Company as a whole, the Company believes the Company's compensation program encourages and rewards:
•efforts by each executive to enhance firm-wide productivity and profitability
•entrepreneurial behavior by each executive to maximize long-term equity value in the interest of all shareholders
Elements of Compensation
The Company's executive compensation program provides for the following elements of compensation:
•base salary
•bonus under an established bonus plan with objective criteria
•discretionary bonus based on subjective criteria
•health insurance and similar benefits
Base Salary
The Company pays each executive officer an annual base salary to provide the executive with a predictable level of income and enable the executive to meet living expenses and financial commitments. The Compensation Committee views base salary as a way to provide a non-performance-based element of compensation that is certain and predictable. The Compensation Committee believes the base salaries paid to the Company's executive officers in 2014 were modest compared to other financial service firms.
The annual base salaries for Sean M. O'Connor and Scott J. Branch in 2014 were $400,000, unchanged since 2010. The annual base salary for William J. Dunaway was $275,000. The annual base salaries for Philip Smith and Charles Lyon were $314,761 and $150,000, respectively.
Executive Performance Plan
The Company adopted the current Executive Performance Plan (the “EPP”) in 2012 to provide bonuses to designated executives based upon objective criteria. The plan's structure satisfies the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code so that the compensation is deductible for federal income tax purposes. The EPP permits awards to be paid in cash, restricted stock or a combination of both.
The Company utilizes the EPP to reward the Company's four principal executive officers and three executive officers of wholly-owned subsidiaries. Bonuses paid under the EPP are objective and are based on criteria established by the Company in advance. The Compensation Committee's goal is to utilize bonuses under the EPP as the Company's principal tool for encouraging executives to maximize productivity and profitability. Awards under the plan provide executives with an incentive to focus on aspects of the Company's performance that the Compensation Committee believes are key to the Company's success.
The Compensation Committee administers the EPP and has responsibility for designations of eligible participants and establishing specific “performance targets” for each participant in the plan. The performance targets may be based on one or more of the following business criteria, or on any combination of these criteria:
•increase in share price
•adjusted return on equity
•control of fixed costs
•control of variable costs
•adjusted EBITDA growth
The targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m).
With respect to adjusted EBITDA growth, the plan provides that earnings before interest, taxes, depreciation and amortization (“EBITDA”) are adjusted for any year as follows: to the extent that any portion of the commodity inventory of the Company and its subsidiaries is valued pursuant to generally accepted accounting principles (“GAAP”) at the end of any year at the lower of cost or market value, the EBITDA for such year will be increased by the amount of any unrealized gains which the Company would have recognized in that year if such commodity inventory had been valued at market in accordance with GAAP.

With respect to adjusted return on equity and adjusted EBITDA growth, the plan generally requires that adjustments be made to return on equity or EBITDA, as the case may be, when determining whether the applicable performance targets have been met, so as to eliminate, in whole or in part, in any manner specified by the Committee at the time the performance targets are established, the gain, loss, income and/or expense resulting from the following items:

•	changes in accounting principles that become effective during the performance period;

•	extraordinary, unusual or infrequently occurring events reported in the Company's public filings, excluding early extinguishment of debt; and

•	the disposal of a business, in whole or in part.
The Committee may, however, provide at the time the performance targets are established that one or more of these adjustments will not be made as to a specific award or awards.
In addition, the Committee may determine at the time the goals are established that other adjustments will be made under the selected business criteria and applicable performance targets to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following:
•gain or loss from all or certain claims and/or litigation and insurance recoveries;
•the impact of impairment of tangible or intangible asset;
•restructuring activities reported in the Company's public filings; and
•the impact of investments or acquisitions.
Each of these adjustments may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Committee when it establishes the performance targets. The Committee determines the adjustments in accordance with generally accepted accounting principles, unless the Committee designates another objective method of measurement. Finally, adjustments will be made as necessary to any business criteria related to the Company's stock to reflect changes in corporate capitalization, such as stock splits and certain reorganizations.
Concurrently with the selection of performance targets, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the plan, the maximum bonus for each fiscal year may not exceed $3,000,000 for any executive.
Over the five-year term of the plan, the maximum per participant amounts are thus $15,000,000 for each executive. Notwithstanding this overall maximum, the Committee has sole discretion to determine, pursuant to its “negative discretion,” whether to actually pay any of or the entire maximum permissible bonus or to defer payment or vesting of any bonus, subject in each case to the plan's terms and any other written commitment authorized by the Committee. The Committee may also exercise its negative discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. Although the Committee may waive these additional conditions and terms, it may not waive the basic performance target as to the business criterion chosen for any particular period.
Bonuses will be paid in either cash or a combination of cash and restricted stock on a basis to be established by the Committee. In general, restricted stock is a grant of stock that is subject to forfeiture if specified vesting requirements are not satisfied.
If any portion of a bonus is payable in the form of restricted stock, then the restricted stock will be issued to the executive at a discount of 25% to the market value of the Company's common stock (determined as of the date that is 75 days following the end of the applicable performance period, or, if the committee has not determined the bonus by this date, 15 days after the amount of the bonus is determined and certified by the Committee). These shares of restricted stock will vest at the rate of one-third per year on each of the first, second and third anniversaries of the award, all as specified with greater particularity in an award agreement to be entered into in accordance with the Company's Restricted Stock Plan. In its discretion, the Committee may waive these provisions and elect to pay 100% of any bonus payable under the plan, regardless of amount, entirely in cash (for example, in the case of a participant who already holds a substantial number of shares). Likewise, in its discretion, the Committee may alter the vesting period or reduce the discount applicable to any restricted stock award.
In the event sufficient shares are not available pursuant to the Restricted Stock Plan, then the entire bonus will be payable in cash.
The performance plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is required to satisfy the requirements of Section 162(m).
Application of Executive Performance Plan in 2014

For 2014, the Compensation Committee selected Sean M. O'Connor, Scott J. Branch and William J. Dunaway to be participants in the Executive Performance Plan. Four additional executives, including Philip Smith, Chief Executive Officer of subsidiary INTL FCStone Ltd, are also participants in the Executive Performance Plan. The potential bonuses for the participants were based on the following two performance targets: adjusted return on equity and increase in share price. In establishing the adjusted return on equity performance targets for 2014, the Compensation Committee elected to establish the target at each level based upon a premium over the one-year U.S. Treasury Bill rate ("T" in the following table), to be calculated as the average daily rate over the fiscal year, and determined to be 0.1% for 2014. No bonus was to be earned under the Plan unless the adjusted return on equity for 2014 was at least 2.1%. Similarly, the Compensation Committee established the increase in share price minimum target at 8.0%. No bonus was to be earned under the Plan unless the share price increased by at least 8.0%.
The potential bonuses for Messrs. O'Connor and Branch based on these performance targets are set forth in the following table. The potential bonuses for Messrs. Dunaway and Smith were a pro-rata portion of these amounts, based upon targets established by the Compensation Committee.

Executive Performance Plan - Fiscal 2014
Performance Targets
	Adjusted Return on Equity		Increase in Share Price
Return on Equity Premium	Adjusted Return on Equity Target	Target Bonus	Increase in Share Price Target	Target Bonus	Total
	Less than T+2.0%	None	Less than 8.0%	None
T + 2% to 6%	2.1% to 6.1%	$400,000	8.0%	$50,000	$450,000
	For every additional 10 b.p., add	$6,250	For every additional 10 b.p., add	$2,500	$8,750
T + 8.0%	8.1%	$525,000	10.0%	$100,000	$625,000
	For every additional 10 b.p., add	$7,800	For every additional 10 b.p., add	$3,200	$11,000
T+10.5%	10.6%	$720,000	12.5%	$180,000	$900,000
	For every additional 10 b.p., add	$14,400	For every additional 10 b.p., add	$3,600	$18,000
T+13.0%	13.1%	$1,080,000	15.0%	$270,000	$1,350,000
	For every additional 10 b.p., add	$16,000	For every additional 10 b.p., add	$4,000	$20,000
T+15.5%	15.6%	$1,480,000	17.5%	$370,000	$1,850,000
	For every additional 10 b.p., add	$17,600	For every additional 10 b.p., add	$4,400	$22,000
T+18.0%	18.1%	$1,920,000	20.0%	$480,000	$2,400,000
	For every additional 10 b.p., add	$19,200	For every additional 10 b.p., add	$4,800	$24,000
T+20.5%	20.6%	$2,400,000	22.5%	$600,000	$3,000,000
	For every additional 10 b.p., add	$31,200	For every additional 10 b.p., add	$7,800	$39,000
Bonuses Earned under Executive Performance Plan for 2014
Based upon the Company's results for 2014, the amount of bonuses earned by the four named executive officers covered by the EPP were as follows:

Bonuses Earned under 2014 Executive Performance Plan
Name	Nominal Amount (1)	Cash Amount (2)	Restricted Shares (3)
			(#)	Value
Sean O'Connor (4)	$400,000	$310,000	6,536	$120,001
Scott Branch (5)	$400,000	$310,000	6,536	$120,001
William Dunaway (6)	$224,000	$184,800	2,847	$52,271
Philip Smith (7)	$268,000	$214,958	3,852	$70,723

(1)    This column sets forth the nominal amount of the bonus earned by each executive under the plan in 2014. A portion of this amount was paid in the form of a cash bonus and the balance was paid in the form of restricted stock valued at a discount of 25% to the market value of the Company's common stock.
(2)    This column sets forth the cash amount of the discretionary bonus awarded to each executive for services rendered during 2014. These amounts were paid in fiscal 2015.
(3)    This column sets forth the number of shares of restricted stock awarded to each executive and the value of the shares calculated in accordance with the Stock Compensation Topic of the Accounting Standards Codification. These shares vest over a period of three years. These shares were granted on December 15, 2014, and had a fair market value of $18.36 per share on the date of grant.
(4)    This executive also received an additional discretionary cash bonus of $310,000 and an additional discretionary award of 6,536 restricted shares. See "Discretionary Bonuses" below.
(5)    This executive also received an additional discretionary cash bonus of $310,000 and an additional discretionary award of 6,536 restricted shares. See "Discretionary Bonuses" below.
(6)    This executive also received an additional discretionary cash bonus of $145,200 and an additional discretionary award of 2,237 restricted shares. See "Discretionary Bonuses" below.
(7)    This executive also received an additional discretionary cash bonus of $247,042 and an additional discretionary award of 4,427 restricted shares. See "Discretionary Bonuses" below.
Discretionary Bonuses
The Company may award discretionary bonuses to its executives based on a subjective evaluation of the executive's performance and the overall performance of the Company. Such awards are independent of the Executive Performance Plan.
In the case of discretionary bonuses awarded to the principal executive officers, the discretionary bonuses are awarded in the form of cash, restricted stock or a combination of both, as determined by the Compensation Committee. The nominal amount of the portion of any bonus which is awarded in the form of restricted stock is issued at a 25% discount to the fair market value of the Company's common stock at the time of the award. The restricted stock vests over a period of three years.
In 2014, the Compensation Committee awarded discretionary bonuses to the seven executive officers covered under the EPP in amounts that the Compensation Committee believed were appropriate in light of each executive's contribution to the Company's performance for the 2014 fiscal year. As described in the following table, the nominal amount of the bonuses for Messrs. O'Connor and Branch were $400,000, the nominal amount of the bonus for Mr. Dunaway was $176,000, and the nominal amount of the bonus for Mr. Smith was $308,000.
In establishing these bonuses, the Compensation Committee noted that the members of the senior management team were responsible for several major accomplishments during 2014 that were not reflected in the criteria utilized in the Executive Performance Plan for 2014. These accomplishments included the following:

•	Steady growth of the business during a challenging period for the segment of the financial services sector in which the Company operates.

•	Improvement of the Company's securities capabilities through development of internal resources and strategic acquisitions.

•	Successful reconfiguration of the management structure within key subsidiaries.

•	Merger of the U.K. operations into a single regulated entity.

•	Conversion of the Company's U.S. health plan resulting in a zero rate increase for FY 2015.

•	Continued increase in customer base and product offerings of the Company, expected to contribute significantly to future profitability.

The Compensation Committee also considered the relatively modest base salaries of the Company's named executive officers, and concluded that the bonus amounts, when added to the base salaries, were generally consistent with the base salaries paid by the Company's principal competitors to their senior executive officers in the form of base salary.
For 2014, the Compensation Committee elected to award discretionary bonuses to the executives included within the Executive Performance Plan. The following amounts were awarded to four of the named executive officers:

Discretionary Bonuses
Name	Nominal Amount (1)	Cash Amount (2)	Restricted Shares (3)
			(#)	Value
Sean O'Connor	$400,000	$310,000	6,536	$120,001
Scott Branch	$400,000	$310,000	6,536	$120,001
William Dunaway	$176,000	$145,200	2,237	$41,071
Philip Smith	$308,000	$247,042	4,427	$81,280
(1)    This column sets forth the nominal amount of the discretionary bonus awarded to each executive for services rendered during 2014. A portion of this amount was paid in the form of a cash bonus and the balance was paid in the form of restricted stock valued at a discount of 25% to the market value of the Company's common stock.
(2)    This column sets forth the cash amount of the discretionary bonus awarded to each executive for services rendered during 2014. These amounts were paid in fiscal 2015.
(3)    This column sets forth the number of shares of restricted stock awarded to each executive and the value of the shares calculated in accordance with the Stock Compensation Topic of the Accounting Standards Codification. These shares vest over a period of three years. These shares were granted on December 15, 2014, and had a fair market value of $18.36 per share on the date of grant.
Other Benefits
The Company provides medical, life insurance, disability and other similar benefits to executives and other employees. The Company intends these benefits to be generally competitive to help in the Company's efforts to recruit and retain talented executives. The Company's executives participate in these benefit programs on the same basis as all of the Company's other employees. The Company's executives are also entitled to receive certain compensation in connection with the termination of their employment. See “Employment Agreements” below.
Additional Incentive Compensation
In December 2011, the Compensation Committee elected to award additional incentive compensation to four of the named executive officers. The Committee made these awards in conjunction with its annual review of the compensation program for the Company's executive officers. During this review, the Committee noted that the Company had not granted stock options or similar long-term incentive compensation to the senior executives since 2008. The Committee determined that the Company should periodically make such awards to the senior executive officers to provide them with incentives based upon the long-term success of the Company. The awards consisted of stock options. No subsequent option awards have been made to the named executive officers.
Summary Compensation Table
The following table sets forth information concerning the compensation of the Company's (a) Principal Executive Officer, (b) Principal Financial Officer, and (c) the other three most highly compensated executive officers as specified by SEC rules (the “named executive officers”) for the 2014, 2013 and 2012 fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)(8)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
Sean M. O'Connor Director and Chief Executive Officer	2014	400,000	310,000	126,670	—	310,000	—	10,937	1,157,607
	2013	400,000	405,000	93,332	—	—	—	10,937	909,269
	2012	400,000	330,000	440,011	2,726,224	—	—	11,458	3,907,693

Scott J. Branch Director, Chief Operating Officer	2014	400,000	310,000	126,670	—	310,000		10,937	1,157,607
	2013	400,000	405,000	93,332	—	—	—	10,937	909,269
	2012	400,000	330,000	440,011	2,726,224	—	—	11,458	3,907,693

William J. Dunaway Chief Financial Officer	2014	275,000	145,200	50,684	—	184,800	—	10,937	666,621
	2013	262,500	202,000	40,015	—	—	—	13,438	517,953
	2012	200,000	170,000	180,001	1,090,490	—	271	10,312	1,651,074

Philip Smith, Chief Executive Officer of INTL FCStone Ltd	2014 (7)	314,761	247,042	80,007	—	214,958		31,476	888,244
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Charles Lyon, Chief Executive Officer of INTL FCStone Securities Inc.	2014 (7)	150,000	625,363	29,676	—	—	—	7,000	812,039
	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
(1)    The amounts in this column reflect discretionary cash bonuses awarded to the executive officers (except for Mr. Lyon - see Note 8 below) for services rendered in each fiscal year. In each case these cash bonuses were paid in the following fiscal year.
(2)    Stock awards in this column are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 in the Company's consolidated financial statements for the fiscal year ended September 30, 2014, as set forth in the Company's Form 10-K for the 2014 fiscal year.
(3)    Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 in the Company's consolidated financial statements for the fiscal year ended September 30, 2013, as set forth in the Company's Form 10-K for the 2013 fiscal year. Option awards in fiscal year 2012 consisted of 200,000 shares to Mr. O'Connor and Mr. Branch, and 80,000 shares to Mr. Dunaway. These options vest in equal tranches on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the grant date of December 16, 2011 and expire on December 16, 2021.
    (4)    The amounts in this column reflect cash bonuses earned by each executive officer in each fiscal year under the Executive Performance Plan. In each case, these bonuses were paid in the following fiscal year.
(5)    The amounts in this column only reflect the actuarial increase in the present value of the named executive officer's benefits under the qualified and non-qualified pension plans of FCStone assumed by the Company in connection with the acquisition of FCStone. The increase was determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.
(6)    The amounts in this column represent the dollar amount of matching contributions made by the Company. In the case of Messrs. O'Connor, Branch, Dunaway and Lyon, the amounts represent matching contributions under the Company's 401(k) plan in fiscal years 2014, 2013 and 2012. In the case of Mr. Smith, the amount represents contributions into his U.K. pension plan. The variation between fiscal year matching contributions and calendar year contribution limits is due to contributions made during a fiscal year's first quarter which act as a contribution catch-up for the corresponding calendar year. For 2013, the matching contributions made by the Company under its 401(k) plan for each officer was $10,937, except for Mr. Dunaway, who had additional matching contributions during fiscal year 2013 for calendar year 2012.
(7)    Mr. Smith and Mr. Lyon became named executive officers of the Company as of October 1, 2013 and are members of the Company's Strategy Committee.
(8)    Mr. Lyon is Chief Executive Officer of subsidiary INTL FCStone Securities Inc., a U.S. broker-dealer. The cash bonus awarded to Mr. Lyon is based solely upon the performance of subsidiary INTL FCStone Securities Inc. Mr. Lyon does not participate in the Executive Performance Plan.

Grants of Plan Based Awards - 2014
The following table sets forth information on plan based awards granted in the 2014 fiscal year to each of the Company's named executive officers. There can be no assurance that the amounts disclosed below will ever be realized. The amount of these equity awards that were expensed, and the amount of the non-equity awards that were earned in 2014, are shown in the Summary Compensation Table on page 19.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All other Stock Awards:	All Other Option Awards:
							Number of Shares of Stock or Units(#)(2)	Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Target ($)	Maximum ($) (1)	Target ($)	Maximum ($)
Sean M. O'Connor	12/14/2013	12/14/2013		3,000,000			6,173			126,670

Scott J. Branch	12/14/2013	12/14/2013		3,000,000			6,173			126,670

William J. Dunaway	12/14/2013	12/14/2013		3,000,000			2,470			50,684

Philip Smith	12/14/2013	12/14/2013		3,000,000			3,899			80,007
Charles Lyon	12/14/2013	12/14/2013		3,000,000			1,449			29,676
(1)    The information in this column sets forth the maximum amount that could have been paid to each named executive officer under the Company's Executive Performance Plan for the year ended September 30, 2014. The potential payment under the plan for each named executive officer ranged from none to the maximum amount specified in the table, depending upon the achievement of the performance criteria for 2014. These criteria are described in the section entitled “Application of Executive Performance Plan in 2014” above.
(2)    The information in this column consists of restricted shares issued in fiscal year 2014 under the Executive Performance Plan and under the Company's Restricted Stock Plan with respect to services rendered in fiscal year 2013.
Outstanding Equity Awards at Fiscal Year-End - 2014
The following table sets forth all outstanding equity awards held by the named executive officers as of September 30, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (13)

Sean M. O'Connor	80,000	—	7.28	12/5/2014	5,981 (1)	103,591
		200,000	25.91	12/16/2021	3,517 (2)	60,914
					6,173 (3)	106,916

Scott J. Branch	—	—	—		5,981 (1)	103,591
		200,000	25.91	12/16/2021	3,517 (2)	60,914
					6,173 (3)	106,916

William J. Dunaway	9,735		18.64	6/13/2016	2,447 (1)	42,382
	13,275		54.23	3/16/2017	1,508 (2)	26,119
	2,666	1,334	23.49	11/30/2014	2,470 (3)	42,780
		80,000	25.91	12/16/2021

Philip Smith	35,315	—	6.62	12/5/2014	2,447 (1)	42,382
		80,000	25.91	12/16/2021	2,512 (2)	43,508
					3,899 (3)	67,531

Charles Lyon	—	—	—		231 (4)	4,001
	—	—	—		385 (5)	6,668
	—	—	—		303 (6)	5,248
	—	—	—		121 (7)	2,096
	—	—	—		588 (8)	10,184
	—	—	—		859 (9)	14,878
	—	—	—		580 (10)	10,046
	—	—	—		1,204 (11)	20,853
	—	—	—		1,449 (12)	25,097
(1)    These shares vested on December 15, 2014.
(2)    These shares vest equally on December 14, 2014 and 2015.
(3)    These shares vest equally on December 14, 2014, 2015 and 2016.
(4)    These shares vested on October 31, 2014.
(5)    These shares vest on January 31, 2015.
(6)    These shares vest on April 30, 2015.
(7)    These shares vest on July 27, 2015.
(8)    These shares vest equally on October 31, 2014 and 2015.
(9)    These shares vest equally on January 31, 2015 and 2016.
(10)    These shares vest equally on April 30, 2015 and 2016.
(11)    These shares vest equally on July 31, 2015 and 2016.
(12)    These shares vest equally on October 31, 2014, 2015 and 2016.
(13)    Based on the closing price of the Company's common stock on September 30, 2014.
Options Exercised and Stock Vested- 2014 Fiscal Year
The following table sets forth the number of shares of common stock acquired during 2014 by each named executive officer upon the exercise of options or through the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean M. O'Connor	—	—	12,866	264,010
Scott J. Branch	80,000	926,240 (1)	12,866	264,010
William J. Dunaway	—	—	3,955	81,157
Philip Smith	26,340	261,713 (2)	6,958	142,778
Charles Lyon	—	—	3,558	67,275
(1)    These amounts reflect the exercise of 80,000 options at an exercise price of $7.282 per share.
(2)    These amounts reflect the exercise of 14,895 options at an exercise price of $6.62 per share; and 11,445 options at an exercise price $15.56 per share.
Pension Plans
On September 30, 2009, the Company assumed the FCStone qualified noncontributory defined benefit pension plan in connection with the acquisition of FCStone. The plan was frozen to new employees prior to the acquisition. Additionally, prior to the acquisition, the plan was amended to freeze all future benefit accruals, and accordingly no additional benefits accrue for active participants under the plan. The Company's funding policy as it relates to this plan is to fund amounts that are intended to provide for benefits attributed to service to date. Mr. Dunaway is the only named executive officer who is a participant in the plan.
The table below shows the actuarial present value of accumulated benefits payable to Mr. Dunaway, determined using interest rate and mortality rate assumptions consistent with those used in the Company's consolidated financial statements, the number of years of service credited to Mr. Dunaway under the plan, and the payments made during the 2014 fiscal year to Mr. Dunaway.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William J. Dunaway	Qualified noncontributory defined benefit plan	8	61,275	—
Nonqualified Deferred Compensation
On September 30, 2009, the Company assumed the obligations of FCStone under a mutual commitment compensation plan for Mr. Dunaway.
The following table sets forth information with respect to Mr. Dunaway concerning contributions, earnings and distributions under the former FCStone plans in the 2014 fiscal year, as well as the fiscal year-end balances as of September 30, 2014.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

William J. Dunaway	Mutual Commitment Compensation Plan			15	34,144	34,158
Mutual Commitment Compensation Plan. Under the FCStone mutual commitment compensation plan, participants were eligible to receive deferred compensation awards. Deferred compensation was credited to the participant within 60 days after the end of each fiscal year in an amount targeted to equal a percentage of the participant's annual base salary for such fiscal year. Each contribution to the plan vests after five years. Mr. Dunaway is the only named executive officer who participates in the plan. No awards were made to Mr. Dunaway under the plan in 2014. If Mr. Dunaway leaves the Company due to his total disability, death or retirement, and he is not in violation of his employment agreement, his deferred compensation will continue to vest. If Mr. Dunaway leaves the Company for any other reason, he will be entitled only to the vested portion of his deferred compensation and will lose the right to any unvested amounts.
Employment Agreements

The Company previously entered into employment agreements with Sean M. O'Connor and Scott J. Branch. Those agreements have expired.
Potential Payments upon Change of Control
Messrs. O'Connor, Branch, Dunaway, Smith and Lyon are not entitled to any benefits, including acceleration of equity awards, upon a change in control of the Company.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in the Proxy Statement.
THE COMPENSATION COMMITTEE
John M. Fowler, Chairman
Eric Parthemore
John Radziwill
The Compensation Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION
The Board of Directors has retained the oversight of Director compensation and has not delegated that function to any of its committees. The Board periodically reviews its non-executive Director compensation to determine if any adjustments are necessary for the Company to attract and retain qualified Directors.
For the 2014 fiscal year, the Company's non-executive Directors received the following amounts:

•	$70,000 per year for service as a Director.

•	$28,000 per year for service as chairman of the Board.

•	$15,000 per year for service as vice-chairman of the Board through February 27, 2014, on which date the position was discontinued.

•	$10,000 per year for service as chairperson of the Audit Committee.

•	$5,000 per year for service as chairperson of the Compensation Committee.

•	$5,000 per year for service as chairperson of the Nominating & Governance Committee.

•	$5,000 per year for service as chairperson of the Risk Committee.

•	A grant of restricted stock having a fair value of $30,000.
The compensation to be paid to the Company's non-executive Directors for the 2015 fiscal year is expected to be the same as for 2014.
No Director who serves as an employee of the Company receives compensation for services rendered as a Director.
The Company reimburses non-executive Directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors. In addition, all non-executive Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company's directors' and officers' indemnity insurance policies.
During the 2014 fiscal year, each non-executive Director was given the option to participate in the Company's restricted stock program which operates in conjunction with the Restricted Stock Plan. Five of the non-executive Directors, Messrs. Fowler, Henze, Krehbiel, Parthemore and Radziwill, elected to participate fully in fiscal 2014. One of the non-executive Directors, Mr.

Veitia, elected to participate during a portion of fiscal 2014 until his retirement from the Board. Participants in the Restricted Stock Plan were allowed to choose the percentage (10%, 20% or 30%) of their compensation payable to them to be exchanged for shares of restricted stock.
The following chart summarizes the 2014 compensation for the Company's non-executive Directors for the fiscal year ended September 30, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($)	Total ($)

Paul G. Anderson	76,167	30,000		106,167
John M. Fowler	52,500	60,052		112,552
Edward J. Grzybowski (3)	10,577	—		10,577
Daryl Henze	60,000	56,717		116,717
Bruce Krehbiel	49,000	58,039		107,039
Eric Parthemore	52,500	60,052		112,552
John Radziwill	68,600	69,232		137,832
Diego J. Veitia (4)	20,144	11,526		31,670
(1)    The amounts in this column represent the fair value of restricted stock awards granted to each non-executive Director in fiscal 2014. Fair value is calculated using the closing price of the Company's stock on the date of grant. For additional information, refer to Note 14 to the Company's consolidated financial statements for the fiscal year ended September 30, 2014, set forth in the Company's Form 10-K for the 2014 fiscal year. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named Directors. All non-executive Directors are eligible to participate in the Company's restricted stock program which operates in conjunction with the Restricted Stock Plan. Each non-executive Director may exchange a portion of his Director's fees for shares of restricted stock valued at a discount of 25% to the fair market value on the date of grant.
(2)    As of September 30, 2014, the number of shares underlying outstanding stock options and restricted stock held by each of our non-executive Directors were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Outstanding Restricted Stock

Paul G. Anderson	171,752	2,055
John M. Fowler	—	5,953
Daryl Henze	2,728	5,662
Bruce Krehbiel	24,927	5,768
Eric Parthemore	18,872	5,902
John Radziwill	5,000	6,775
(3)    Mr. Grzybowski was elected to the Board of Directors on August 7, 2014 and his compensation was prorated from that date.
(4)    Mr. Veitia retired from the Board of Directors effective as of February 27, 2014 and participated in the Company's restricted stock plan until his retirement.

Compensation Committee Interlocks and Insider Participation
During our 2014 fiscal year, the members of the Compensation Committee were John M. Fowler (Chairman), Eric Parthemore and John Radziwill. None of the members of our Compensation Committee is currently a company officer or employee, nor have any members of our Compensation Committee ever been an officer or employee of the Company. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC's rules and regulations.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Shareholders are being asked to ratify and approve the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2015 fiscal year. The appointment of KPMG was made by the Audit Committee of our Board of Directors. KPMG has served as the Company's independent accounting firm since fiscal year 2010, and served as the independent accounting firm of FCStone Group, Inc. and its predecessor firm since 1980. In connection with the audit of our 2015 fiscal year consolidated financial statements, the Company entered into an engagement agreement with KPMG which sets forth the terms by which KPMG will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. The ratification and approval by shareholders of the appointment of KPMG effectively would also be a ratification of that agreement.
Audit services provided by KPMG for our 2014 fiscal year included the examination of the consolidated financial statements of the Company and its subsidiaries and services related to our periodic filings with the SEC. The services provided by KPMG are more fully described in this proxy statement under the captions “Audit Committee Report” and “Independent Auditor Fees.”
Representatives of KPMG are expected to be present at the 2015 annual meeting (either in person or by teleconference), will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of KPMG as the Company's independent registered public accountants is not required by the Company's bylaws or otherwise. However, the Board is submitting the appointment of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
Audit Committee Report
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accountants are responsible for auditing the Company's consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.
The Audit Committee operates under a written charter approved by the Board, a copy of which may be found on the Company's website, www.intlfcstone.com. The Charter provides, among other things, that the Audit Committee has full authority to engage the independent auditor, independent advisors, and consultants.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited consolidated financial statements. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by PCAOB Rule 3200T regarding "Communication with Audit Committees." This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company's consolidated financial statements, including the disclosures relating to critical accounting policies. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, has discussed with the independent accountants their independence from the Company and its management, and has considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence.
The Audit Committee discussed with the Company's independent accountants the overall scope and plans for their audits. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company's consolidated financial statements and the effectiveness of the Company's systems of disclosure controls, including the clarity of the disclosures, and procedures and internal control over financial reporting. Based on the reviews and discussions referred to above, the Audit

Committee has recommended to the Board of Directors, and the Board has approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the Securities and Exchange Commission and appointed KPMG LLP to serve as the Company's independent auditors for 2015.
Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Daryl Henze (Chairman)
Bruce Krehbiel
John Radziwill
The Audit Committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Independent Auditor Fees
KPMG, the Company's independent registered public accountants for the fiscal years ending September 30, 2014 and 2013, performed the review of each of the Company's quarterly reports for the 2014 and 2013 fiscal years and the audit of the Company's consolidated financial statements for the years ended September 30, 2014 and 2013.
The following table sets forth information regarding fees for professional services rendered by KPMG with respect to the 2014 and 2013 fiscal years.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	$2,172,280	$2,601,478
Audit Related Fees (2)	$—	$4,050
Tax Fees (3)	$4,481	$30,068
All Other Fees	$8,119	$8,068

Total	$2,184,880	$2,643,664
(1)    Audit Fees consist of fees billed, or expected to be billed, for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services normally provided in connection with regulatory filings or engagements.
(2)    Audit-Related Fees consist of fees for assurance and related services rendered during the fiscal year that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees," as well as fees for the audit of a certain employee benefit plan.
(3)    Tax Fees consist of fees rendered during the fiscal year for assistance in responding to inquiries with respect to previous tax years during which KPMG acted as the tax preparer.
The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the Company's independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. During the 2014 fiscal year, 100% of the audit and non-audit services were pre-approved by the Audit Committee.

PROPOSAL 3 - OTHER MATTERS
The Board of Directors does not know of any other matters that will be presented for consideration at the 2015 annual meeting. If any other matters are properly brought before the 2015 annual meeting, the persons appointed as proxies will vote on such matters in accordance with their best judgment.

MANAGEMENT
The following table lists certain information about the executive officers of the Company:

Name	Age	Director Since	Executive Officer Since	Position with the Company
Sean M. O'Connor	52	2002	2002	Director and Chief Executive Officer
Scott J. Branch	52	2002	2002	Director and President
William J. Dunaway	43	—	2009	Chief Financial Officer
Brian T. Sephton	57	—	2004	Chief Legal and Governance Officer
Aaron Schroeder	39	—	2012	Group Controller
Philip Smith	42	—	2013	Chief Executive Officer - INTL FCStone Ltd
Charles Lyon	39	—	2013	Chief Executive Officer - INTL FCStone Securities Inc.
Xuong Nguyen	46	—	2014	Chief Executive Officer - FCStone, LLC
Malcolm Wilde	64	—	2014	Chief Executive Officer - Asia operations
The background of each of the Company's executive officers who also serve as a Director is set forth in Proposal 1 - Election of Directors. The backgrounds of Messrs. Dunaway, Sephton, Schroeder, Smith, Lyon, Nguyen and Wilde are set forth below.
William J. Dunaway was appointed Chief Financial Officer of the Company on October 5, 2009 following the merger with FCStone. From January 2008 until the merger, Mr. Dunaway was the Chief Financial Officer of FCStone. Mr. Dunaway has over 19 years of industry experience with FCStone and its predecessor companies, including service as the Executive Vice President and Treasurer.
Brian T. Sephton was appointed Chief Legal and Governance Officer of the Company on October 5, 2009 following the merger with FCStone. Mr. Sephton joined the Company in December 2004 as its Executive Vice President and was appointed Chief Financial Officer effective January 1, 2005. From 1999 until 2004, Mr. Sephton served as Senior Vice President of Standard New York Securities in Miami, Florida, with responsibilities for managing the activities of an office specializing in Latin American investment banking and investment advisory businesses. Mr. Sephton qualified as both a chartered accountant and an attorney in South Africa.
Aaron Schroeder was appointed as Group Controller in November 2012. Mr. Schroeder has been with the Company and FCStone for nearly 12 years. Mr. Schroeder has been Chief Accounting Officer of FCStone since January 2008, and prior to his appointment was Director of Accounting, Group Controller and Assistant Treasurer of FCStone and its subsidiaries. Before coming to work for FCStone, Mr. Schroeder worked as a Senior Associate at the accounting firm, KPMG LLP.
Philip A. Smith was appointed Chief Executive Officer of the Company’s Europe, Middle East and Africa operations in July 2008.  Mr. Smith joined the Company in 2004 following its acquisition of Global Currencies Ltd, a U.K. foreign exchange payments company which Mr. Smith joined in 1996 and was made a Director of in 1999. Following its acquisition in 2004 Mr. Smith became CEO of INTL Global Currencies Ltd until its consolidation into INTL FCStone Ltd in 2014. Mr. Smith is the Chief Executive Officer of INTL FCStone Ltd.
Charles Lyon was appointed Chief Executive Officer of INTL FCStone Securities Inc., the Company’s U.S. broker-dealer subsidiary, in December 2012. Mr. Lyon was Head of Securities Trading and Sales as well as Head of Equity Capital Markets of INTL FCStone Securities Inc. between 2004-2012, and served various roles for predecessor companies from 1999-2004.
Xuong Nguyen was appointed Chief Executive Officer of FCStone, LLC, the Company’s futures commission merchant, in February 2014. Mr. Nguyen was Chief Operating Officer for four years prior to his appointment as CEO. Mr. Nguyen previously served as Chief Operating Officer of MFGlobal in the U.S. and served in senior management positions in operations, accounting, project management and audit at Bank of America,  JP Morgan (formerly Banc One and First Chicago), ABN Amro, and the Chicago Mercantile Exchange. Mr. Nguyen has twenty-two plus years of experience in the derivatives, futures and options marketplace.
Malcolm Wilde was appointed Chief Executive Officer of the Company’s Asia operations in November 2006. Prior to that Mr. Wilde was CEO, Asia for Standard Bank PLC, having joined in 1992. Mr. Wilde served as a member of the main Board and Executive Committee while at Standard Bank PLC.

Code of Ethics
The Company has adopted a Code of Ethics which applies to the Company's officers, Directors and employees. A copy of the Company's Code of Ethics is available on the Company's website www.intlfcstone.com.
The Code of Ethics governs the behavior of all the Company's employees, officers and Directors, including the named executive officers. The Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee's normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.
If one of the Company's executive officers has the opportunity to invest or otherwise participate in such a transaction, the policy requires the executive to contact the President and the Chairman of the Audit Committee. Any such transaction must be approved by the Audit Committee.
The Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth in the Code of Ethics must be requested in writing addressed to the Audit Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the Chairman of the Audit Committee and no exceptions shall be effective unless approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of December 31, 2014, by:
•each person known by the Company to own more than 5% of the Company's common stock,
•each Director and nominee for Director of the Company,
•each of the Company's executive officers named in the “Summary Compensation Table”,
•additional executive officers identified within this Proxy Statement, and
•all of the Company's executive officers and Directors of the Company as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percent of Class
Institutions and Funds
Nine Ten Partners, L.P. (3)	1,794,027	9.45%
Duke University (4)	1,111,968	5.86%
Private Capital Management, LLC (5)	1,032,047	5.44%
Columbia Management Investment Advisers, LLC (6)	958,697	5.05%
Officers and Directors
Sean M. O'Connor (7) (8) (9)	1,205,776	6.35%
Scott J. Branch (10) (11) (12)	1,155,557	6.09%
John Radziwill (13) (14) (15)	872,591	4.60%
Paul G. Anderson (16)	211,725	1.11%
Bruce Krehbiel (17)	190,174	1.00%
Philip A. Smith (18)	149,454	*
Brian T. Sephton (19)	141,070	*
Malcolm Wilde (20)	63,215	*
Eric Parthemore (21)	53,816	*
John M. Fowler (22)	50,850	*
William J. Dunaway (23)	44,022	*
Daryl Henze (24)	17,220	*
Aaron M. Schroeder (25)	15,248	*
Xuong Nguyen (26)	11,509	*
Charles M. Lyon (27)	8,633	*
Edward J. Grzybowski (28)	928	*
All Directors and executive officers as a group (16 persons) (29)	4,191,788	21.80%
*Less than 1.0%
(1)    Except as otherwise noted, all shares were owned directly with sole voting and investment power.
(2)    Includes shares of common stock that can be acquired under vested stock options within 60 days from December 31, 2014 and unvested restricted shares granted through December 31, 2014.
(3)    The address of Nine Ten Partners, L.P. is 12600 Hill Country Blvd, Suite R-230, Austin, TX 78738.
(4)    The address of Duke University is c/o DUMAC, Inc., 280 S. Mangum St., Suite 210, Durham, NC 27701.
(5)    The address of Private Capital Management, LLC is 8889 Pelican Bay Blvd, Suite 500, Naples, FL 34108.
(6)    The address of Columbia Management Investment Advisers, LLC is 225 Franklin Street, Boston, MA 02110.
(7)    The address of Sean M. O'Connor is 708 Third Avenue, 15th Floor, New York, New York 10017.
(8)    Includes 780,434 shares held by Darseaker Limited Trust.  Family members of Mr. O'Connor may become beneficiaries of the Trust.
(9)    Includes 18,945 unvested restricted shares. 193,246 of these shares were held in margin accounts as of December 31, 2014.
(10)    Scott J. Branch's address is 708 Third Avenue, 15th Floor, New York, New York 10017.
(11)    Includes 365,147 shares owned by Mr. Branch's spouse, Barbara Branch.
(12)    Includes 18,945 unvested restricted shares. 761,387 of these shares were held in margin accounts as of December 31, 2014.
(13)    Includes 7,318 unvested restricted shares.
(14)    Includes 569,853 shares owned by Goldcrown Asset Management Limited. Mr. Radziwill is a Director and a beneficial owner of more than 10% of Goldcrown Asset Management Limited.

(15)    Includes 282,514 shares owned by Humble Trading Limited. Mr. Radziwill is affiliated with Humble Trading Limited but disclaims beneficial ownership of these shares. 110,172 of these shares were held in a margin account as of December 31, 2014.
(16)    Includes 171,752 shares that Mr. Anderson may acquire under vested stock options and 2,055 unvested restricted shares.
(17)    Includes 24,927 shares that Mr. Krehbiel may acquire under vested stock options, 6,156 unvested restricted shares and 150,000 shares held by Kanza Cooperative Association, of which Mr. Krehbiel is manager.
(18)    Includes 12,134 unvested restricted shares. 100,812 of these shares were held in a margin account as of December 31, 2014.
(19)    Includes 7,354 unvested restricted shares. 123,916 of these shares were held in a margin account as of December 31, 2014.
(20)    Includes 5,697 unvested restricted shares.
(21)    Includes 18,872 shares that Mr. Parthemore may acquire under vested stock options, 6,317 unvested restricted shares and 21,243 shares held by Heritage Cooperative, Inc., of which Mr. Parthemore is president and chief executive officer.
(22)    Includes 6,368 unvested restricted shares and 1,600 shares owned by Mr. Fowler's spouse.
(23)    Includes 23,010 shares that Mr. Dunaway may acquire under vested stock options and 7,484 unvested restricted shares.
(24)    Includes 2,728 shares that Mr. Henze may acquire under vested stock options and 6,031 unvested restricted shares.
(25)    Includes 9,710 shares that Mr. Schroeder may acquire under vested stock options and 1,742 unvested restricted shares.
(26)    Includes 7,484 unvested restricted shares.
(27)    Includes 4,712 unvested restricted shares. 1,952 of these shares were held in a margin account as of December 31, 2014.
(28)    Includes 928 unvested restricted shares.
(29)    Includes 250,999 shares issuable upon the exercise of currently vested stock options and 119,670 unvested restricted stock shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Company's common stock, to file reports of ownership and changes in ownership of the common stock with the Securities and Exchange Commission.
Based solely on the review of such reports, the Company is aware of one report by Mr. Anderson with respect to one transaction under Section 16(a) which was not filed on a timely basis during the 2014 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Two of the Company's Directors, Bruce Krehbiel and Eric Parthemore, are executive officers of cooperatives that utilize the services of FCStone. Each of these Directors previously served as Directors of FCStone. The following table sets forth the amounts paid by these stockholder cooperatives for our services during the 2014 fiscal year.

Board Member	Board Member's Cooperative	Amounts Paid by Cooperative to the Company for Services

Bruce Krehbiel	Kanza Cooperative Association	$96,693

Eric Parthemore	Heritage Cooperative Inc.	$201,568
The Company's policy is that all transactions between the Company and its officers, Directors and/or five percent stockholders must be on terms that are no more favorable to those related parties than the terms provided to our other customers.

GENERAL INFORMATION
Shareholder Proposals
Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2016 annual meeting of shareholders and that shareholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company at its corporate offices no later than September 18, 2015, which is 120 calendar days prior to the first anniversary of this year's mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.
If a shareholder wishes to present a proposal at the Company's 2016 annual meeting or to nominate one or more Directors and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the shareholder must give advance written notice to the Company by December 2, 2015, as required by SEC Rule 14a-4(c)(1).
Any shareholder filing a written notice of nomination for Director must describe various matters regarding the nominee and the shareholder, including such information as name, address, occupation and shares held. Any shareholder filing a notice to bring other business before a shareholder meeting must include in such notice, among other things, a brief description of the proposed business and the reasons for the business, and other specified matters. Copies of those requirements will be forwarded to any shareholder upon written request.
Solicitation
The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by Directors, officers or other regular employees of the Company. No additional compensation will be paid to Directors, officers or other regular employees for such services.
Availability of Form 10-K
The Company will provide the Company's Annual Report on Form 10-K for the 2014 fiscal year to shareholders, without charge, upon written request. Such requests should be submitted to INTL FCStone Inc., 1251 NW Briarcliff Parkway, Suite 800, Kansas City, Missouri 64116. Exhibits to Form 10-K will also be provided upon specific request.

John Radziwill
Chairman
January 16, 2015

INTL FCStone®

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet
- Go to **www.envisionreports.com/INTL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Shareholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the INTL FCSTONE INC. Shareholder Meeting to be Held on February 26, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a paper copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement, Annual Report and other proxy materials are available at:

www.envisionreports.com/INTL

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/INTL** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a paper copy as instructed on the reverse side on or before February 16, 2015 to facilitate timely delivery.

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Shareholder Meeting Notice

The 2015 Annual Meeting of Shareholders of INTL FCStone Inc. will be held on the 6th Floor of 1221 Brickell Avenue, Miami, FL 33131, on February 26, 2015 at 10:00 a.m. (local time).

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

The Proposals are:

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.

The following materials are available for you to review online:

• the Company's 2015 Proxy Statement (including all attachments thereto);
• the Company's Annual Report for the year ended September 30, 2014 (which is not deemed to be part of the official proxy soliciting materials); and
• any amendments to the foregoing materials that are required to be furnished to shareholders.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a paper copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/INTL**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials INTL FCSTONE INC." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by February 16, 2015.

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INTL FCStone®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on February 25, 2015.

Vote by Internet

- Go to **http://www.envisionreports.com/INTL**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

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1. Election of Directors:

01 - Paul G. Anderson	02 - Scott J. Branch	03 - John Fowler
04 - Edward J. Grzybowski	05 - Daryl K. Henze	06 - Bruce Krehbiel
07 - Sean M. O'Connor	08 - Eric Parthemore	09 - John Radziwill

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 26, 2015

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

INTL FCStone®

Proxy — INTL FCSTONE INC.

Notice of 2015 Annual Meeting of Shareholders

6th Floor of 1221 Brickell Avenue
Miami, FL 33131
Proxy Solicited by Board of Directors for Annual Meeting — (February 26, 2015)

John Radziwill or Sean M. O'Connor, (the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of INTL FCStone Inc. to be held on February 26, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)